Exhibit 99.1

SS&C Enters into Joint Venture to Create New Standard for Cloud-Based API-Driven Claims Adjudication

DomaniRx to become a state-of-the-art pharmacy benefits management platform in the cloud

WINDSOR, CT, July 21, 2021 /PRNewswire/ -- SS&C Technologies Holdings, Inc. (Nasdaq: SSNC) today announced that it has entered into a joint venture to create a new cloud-native, API-driven claims adjudication platform. Upon completion and the receipt of all approvals, the joint venture, named DomaniRx LLC (DomaniRx), will shape the future of Pharmacy Benefit Management (PBM) and harmonize the payer and provider management user experience.

"SS&C is creating DomaniRx and we are excited to be working with two world-class founding minority co-investors. We are committed to building a next-generation claim adjudication and PBM platform," said Bill Stone, Chairman and Chief Executive Officer.

Healthcare organizations need end-to-end transparency and data analytics while adhering to ever-changing government regulations. To better address the complexity of the claims adjudication industry-wide as healthcare organizations compete and grow, DomaniRx will build a unified best-in-class user experience leveraging plug-and-play technology to provide the industry's most affordable, transparent solution.

"This is a milestone partnership for the healthcare technology industry, and we are pleased that Humana will be our partner and first customer. DomaniRx will focus on disrupting the industry through open source technology to interface with other systems quickly," said Danny Delmastro, DomaniRx's General Manager. "The insights we will draw from hundreds of millions of claims transactions, powered by DomaniRx's advanced processing platform, will provide participating members flexible tools, advanced analytics, and customizable programs. All while increasing transparency, accessibility and service quality for members and pharmacies."

DomaniRx’s reimagined claims adjudication platform will leverage SS&C's technology capabilities and reside on SS&C's private cloud. The result will be a single cloud-native user experience with proven scalability, resiliency, and best-in-class transactional processing capabilities.

About SS&C Technologies

SS&C is a global provider of services and software for the financial services and healthcare industries. Founded in 1986, SS&C is headquartered in Windsor, Connecticut, and has offices around the world. Some 18,000 financial services and healthcare organizations, from the world's largest companies to small and mid-market firms, rely on SS&C for expertise, scale and technology.

SOURCE: SS&C

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SS&C (Nasdaq: SSNC) is available at www.ssctech.com.

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For more information

Patrick Pedonti | Chief

Financial Officer, SS&C

Technologies

Tel: +1-860-298-4738 | E-mail:

InvestorRelations@sscinc.com

Justine Stone | Investor

Relations, SS&C Technologies

Tel: +1- 212-367-4705 | E-mail:

InvestorRelations@sscinc.com

Media Contacts

Sean Welch

PAN Communications

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E-mail: ssc@pancomm.com